Annex B

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the "Agreement") is made and entered into as of ____________, 2003 among Andersen Group, Inc., a Delaware corporation (the "Company"), and Moskovskaya Telecommunikatsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR").

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth in this Article I:

"Agreement" has the meaning specified in the preface.

"COMCOR" has the meaning specified in the preface.

"Commission" means the United States Securities and Exchange Commission or any successor governmental agency that administers the Securities Act and the Exchange Act.

"Commission Registration Form" means a registration statement complying with the rules and regulations of the Commission.

"Common Stock" means the Common Stock, par value $.01 per share, of the Company, as constituted on the date hereof, any shares of the Company's capital stock into which such Common Stock shall be changed, and any shares of the Company's capital stock resulting from any reclassification of such Common Stock or any recapitalization of the Company.

"Company"has the meaning specified in the preface.

"Company Registration" has the meaning specified in Section 2.1(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated from time to time thereunder, all as the same shall be in effect at the time.

"Holders" means COMCOR and any other Person who may hold Registrable Securities in the future under this Agreement or under any other agreement with the Company granting rights to register Registrable Securities.

"Incidental Registration" has the meaning specified in Section 2.3(a).

"Indemnified Parties" has the meaning specified in Section 5.1(a).

"Indemnifying Party" has the meaning specified in Section 5.1(c).

"Person" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

"Registrable Securities" means, in each case as adjusted for stock splits, recapitalizations and other similar events, (i) shares of Common Stock held by Holders and (ii) securities issued in replacement or exchange of any shares of Common Stock held by Holders; provided, however, that any and all shares described in clauses (i) and (ii) above shall cease to be Registrable Securities upon any sale pursuant to a registration statement declared effective under the Securities Act, any sale exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act or Rule 144 promulgated under the Securities Act, or any sale, transfer or assignment in any manner to any Person who is not entitled to the rights provided by this Agreement.

"Registration Expenses" means all expenses incurred by the Company incident to the Company's performance of or compliance with this Agreement in connection with each Registration, including without limitation all registration, filing, listing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, all messenger and delivery expenses, any transfer taxes, the fees and expenses of the Company's legal counsel and independent public accountants; provided, however, that Registration Expenses shall not include underwriting discounts and commissions.

"Registration" means any of a Company Registration, a Requested Registration or an Incidental Registration.

"Registration Notice" has the meaning specified in Section 2.1(a).

"Registration Request" has the meaning set forth in Section 2.2(a).

"Requested Registration" has the meaning specified in Section 2.2(a).

"Securities Act" means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated from time to time thereunder, all as the same shall be in effect at the time.

"Underwriter's Maximum Number" has the meaning specified in Section 2.1(b).

ARTICLE II

REGISTRATION

SECTION 2.1.  Company Registration.

(a)        Registration.  Subject to market conditions and customary underwriter's conditions for a firm commitment underwriting, the Company shall use its best efforts to effect one firm commitment underwritten registration under the Securities Act (and any related qualification under blue sky laws or other compliance) of the offering and sale of all or part of the Registrable Securities (the "Company Registration") on or before the first anniversary of the date of this Agreement.  The Company shall promptly give all Holders written notice of the Company Registration (a "Registration Notice").  Any Holder that desires to participate in the Company Registration shall notify the Company in writing, within 20 days following the date of the Registration Notice, of the number of Registrable Securities that such Holder desires to be included in the Company Registration.  Such written request may specify all or a part of the Registrable Securities held by a Holder.  Subject to Section 2.1(b), the Company may also include in the Company Registration other securities of the Company offered for the account of the Company or any other Person.  A Company Registration may be accomplished on Form S-3 under the Securities Act, if available, at the option of the Company.  If the Company Registration has not been completed on or before the first anniversary of the date hereof, then the Company shall use its commercially reasonable efforts to complete the Company Registration as soon as practicable thereafter.  If any Holder does not agree to the terms of such underwriting, then the Registrable Securities of such Holder may be excluded from the Company Registration upon written notice by the Company or the representatives of the underwriters.  Any Registrable Securities withdrawn from such underwriting shall be withdrawn from the Company Registration.

(b)        Priority.  If the representative of the underwriters for the Company Registration gives written advice to Holders and the Company that, in its opinion, market conditions dictate that no more than a specified maximum number of securities (the "Underwriter's Maximum Number") could successfully be included in the Company Registration within a price range acceptable to Holders and the Company, then the Company shall be required by this Section 2.1 to include in the Company Registration only such number of securities as equals the Underwriter's Maximum Number.  In such event, Holders, the Company and any other Person participating in the Company Registration shall participate in the Company Registration as follows:

(i)         First, there shall be included in the Company Registration that number of securities that the Company proposes to offer and sell for its own account to the full extent of the Underwriter's Maximum Number; and

(ii)        Second, if the Underwriter's Maximum Number has not yet been reached, there shall be included in the Company Registration that number of Registrable Securities that Holders have requested to be included in the Company Registration to the full extent of the remaining portion of the Underwriter's Maximum Number; and

(iii)       Third, if the Underwriter's Maximum Number has not yet been reached, there shall be included in the Company Registration that number of Registrable Securities that any Persons other than Holders and the Company have requested to be included in the Company Registration to the full extent of the remaining portion of the Underwriter's Maximum Number.

In the event that this Section 2.1(b) results in less than all of the Registrable Securities that are requested by Holders to be included in the Company Registration actually being included in the Company Registration, then the number of Registrable Securities that is included in the Company Registration shall be allocated pro rata among all Holders based on the number of Registrable Securities that each such Holder desires to offer.  The Company shall promptly notify Holders if any Registrable Securities will not be included in the Company Registration pursuant to this Section 2.1(b).  If any securities are withdrawn from the registration pursuant to Section 2.1(a) and if the number of Registrable Securities to be included in the Company Registration was previously reduced pursuant to this Section 2.1(b), then the Company shall then offer to all Holders the right to include additional Registrable Securities in the Company Registration equal to the number of securities so withdrawn, with such Registrable Securities to be allocated among the Holders requesting additional inclusion on a pro rata basis.

SECTION 2.2.  Requested Registration.

(a)        Request for Registration.  Subject to Section 2.2(b), if at any time after the first anniversary of this Agreement the Company shall receive a written request from any Holder (a "Registration Request") that the Company effect a registration under the Securities Act of all or any part of the Registrable Securities held by such Holder (a "Requested Registration") in accordance with the terms of this Section 2.2, then the Company shall use its best efforts to effect the registration under the Securities Act (and any related qualification under blue sky laws or other compliance) of the offering and sale of such Registrable Securities within 90 days after receipt of the Registration Request.  The Company may also include in any Requested Registration other securities of the Company offered for the account of the Company or any other Person, including Registrable Securities held by other Holders entitled to include such securities in such Requested Registration pursuant to Section 2.3.  A Requested Registration may be accomplished on Form S-3 under the Securities Act, if available, at the option of the Company.

(b)        Limitation on Requested Registrations.

i.          Share Limitation.  The Company shall not be obligated to effect a Requested Registration unless such registration involves the greater of (i) an aggregate offering price of $1,000,000 or (ii) one percent of the Common Stock issued or outstanding as of the date of such Registration Request.

ii.          Limitation on the Number of Requested Registrations.  The Company shall only be obligated to effect one Requested Registration hereunder in any six month (calendar) period.

iii.         Prior Registration Limitation.  If a registration statement related to another Registration has been declared effective under the Securities Act within the preceding six calendar months and the participating Holders have not sold all Registrable Securities included in such registration statement, then the Company shall have the right to defer a Requested Registration for a period of not more than 90 days.

iv.         Delay Limitation.  If the Company shall furnish to Holders requesting a Requested Registration a certificate signed by the chief executive officer or chairman of the board of directors of the Company stating that, in the good faith judgment of the board of directors, the effecting of the Requested Registration at the time requested would be detrimental to the Company or its stockholders, then the Company shall have the right to defer such Requested Registration for a period of not more than 180 days.

v.         Simultaneous Company Registration Limitation.  From the date of filing of any registration statement under the Securities Act by the Company until the date 180  days following the effective date of such registration statement, the Company shall not be obligated to effect a Requested Registration without the consent of the representative of the underwriters of the offering as to which such registration statement is filed, so long as the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become or remain effective.

vi.         Termination.  The right to request a Requested Registration shall terminate on the fifth anniversary of this Agreement.

vii.        Allocation.  The inclusion of Registrable Securities in a Requested Registration shall be made on a pro rata basis among Holders.  In the event that any Holder withdraws his Registrable Securities from a Requested Registration, then the Company shall promptly notify other Holders of such withdrawal.  In such event, other Holders shall be entitled to increase the number of Registrable Securities to be included in such Requested Registration on a pro rata basis based on the number of Registrable Securities that each such Holder desires to include in such Requested Registration.

SECTION 2.3.  Incidental Registrations.

(a)        Incidental Registration.  If the Company, for itself or any of its security holders other than pursuant to a Requested Registration, at any time after the first anniversary of the date hereof and through the fifth anniversary hereof, undertakes to effect a registration under the Securities Act of the offering and sale of any shares of its capital stock or other securities (other than (i) the registration of an offer, sale or other disposition of securities solely to employees of, or other Persons providing services to, the Company or any subsidiary of the Company pursuant to an employee or similar benefit plan or (ii) in connection with a merger, acquisition or other transaction of the type described in Rule 145 under the Securities Act or a comparable or successor rule, registered on Form S-4 or similar or successor forms promulgated by the Commission), then on each such occasion the Company shall notify each Holder of such undertaking at least 30 days prior to the filing of a registration statement relating thereto.  In such event, upon the written request of any Holder within 20 days after the receipt of such notice, subject to Section 2.2(b), the Company shall use its best efforts as soon as practicable thereafter to cause any Registrable Securities specified by such Holder to be included in such registration statement  (an "Incidental Registration").  If a Holder desires to include less than all Registrable Securities held by it in any Incidental Registration, then such Holder shall nevertheless continue to have the right to include any remaining Registrable Securities in any subsequent Incidental Registration upon the terms and conditions set forth herein.  The Company shall have the right to terminate or withdraw any Incidental Registration initiated by it under this Section 2.3 prior to the effectiveness of such registration, whether or not any Holder has elected to include Registrable Securities in such Incidental Registration.  The Registration Expenses of such terminated or withdrawn registration shall be borne by the Company in accordance with Section 2.4.

(b)        Priority in Registration.  If an Incidental Registration is an underwritten offering, and the representative of the underwriters gives written advice to Holders and the Company that,

 in its opinion, market conditions dictate that no more than an Underwriter's Maximum Number could successfully be included in such Incidental Registration, then the Company shall be required by this Section 2.3 to include in such Incidental Registration only such number of securities as equals the Underwriter's Maximum Number.  In such event, Holders, the Company and any other Person participating in such Incidental Registration shall participate in such Incidental Registration as follows:

(i)         First, there shall be included in such Incidental Registration that number of securities that the Company proposes to offer and sell for its own account in such registration to the full extent of the Underwriter's Maximum Number; and

(ii)        Second, if the Underwriter's Maximum Number has not yet been reached, there shall be included in such Incidental Registration that number of Registrable Securities that Holders have requested to be included in such Incidental Registration to the full extent of the remaining portion of the Underwriter's Maximum Number; and

(iii)       Third, if the Underwriter's Maximum Number has not yet been reached, there shall be included in the Incidental Registration that number of Registrable Securities that any Persons other than Holders and the Company have requested to be included in the Incidental Registration to the full extent of the remaining portion of the Underwriter's Maximum Number.

In the event that this Section 2.3(b) results in less than all of the Registrable Securities that are requested by Holders to be included in such Incidental Registration actually being included in such Incidental Registration, then the number of Registrable Securities that is included in such Incidental Registration shall be allocated pro rata among all Holders based on the number of Registrable Securities that each such Holder desires to offer.  The Company shall promptly notify Holders if any Registrable Securities will not be included in the Incidental Registration pursuant to this Section 2.3(b).  If any securities are withdrawn from the registration pursuant to Section 2.3(a) and if the number of Registrable Securities to be included in such Incidental Registration was previously reduced pursuant to this Section 2.3(b), then the Company shall then offer to all Holders the right to include additional Registrable Securities in such Incidental Registration equal to the number of securities so withdrawn, with such Registrable Securities to be allocated among the Holders requesting additional inclusion on a pro rata basis.

SECTION 2.4.  Expenses.  The Company shall pay all Registration Expenses incurred in connection with any Registration.

SECTION 2.5.  Effective Registration Statement.  No Registration shall be deemed to have been effected unless the registration statement filed with respect thereto in accordance with the Securities Act has been declared effective by the Commission and remains effective in accordance with Section 3.1.  Notwithstanding the foregoing, no registration shall be deemed to have been effected if (a) after the related registration statement has been declared effective by the Commission, such registration is made subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or any court proceeding for any reason, other than solely by reason of a misrepresentation or omission by any Holder, or (b) the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied, other than solely by reason of an act or omission by any Holder.

SECTION 2.6.  Jurisdictional Limitations.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to take any action to effect registration, qualification or compliance with respect to Registrable Securities:

(a)        In any particular jurisdiction in which the Company would be required to execute a general consent to service of process, unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act;

(b)        That would require it to qualify generally to do business in any jurisdiction in which it is not already so qualified or obligated to qualify; or

(c)        That would subject it to taxation in a jurisdiction in which it is not already subject generally to taxation.

ARTICLE III

REGISTRATION PROCEDURES

SECTION 3.1.              Company Obligations.  If and whenever the Company is required to use its efforts to effect a Registration as provided in Article II, then as expeditiously as possible and subject to the terms and conditions of Article II, the Company shall:

(a)        Prepare and file with the Commission the appropriate registration statement to effect such Registration and use its best efforts to cause such registration statement to become and remain effective for the period set forth in Section 3.1(c);

(b)        Permit any Holder that, in the reasonable judgment of the Company's counsel, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement (including by making available for inspection by any such Person and any attorney, accountant or other agent retained by such Person, all financial and other records, pertinent corporate documents and all other information reasonably requested in connection therewith), furnish to all Holders, the underwriters, if any, and their respective counsel and accountants advance draft copies of such registration statement and each prospectus included therein or filed with the Commission at least five business days prior to the filing thereof with the Commission, and any amendments and supplements thereto promptly as they become available, and provide each such Person such access to the books and records of the Company and such opportunities to discuss the business of the Company with its officers and the independent public accountants that have certified the financial statements of the Company as is necessary, in the opinion of such Person, to conduct a reasonable investigation within the meaning of the Securities Act;

(c)        Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of 180 days after such registration statement becomes effective (such period of 180 days to be extended one day for each day or portion thereof during such period that such registration statement is subject to any stop order suspending the effectiveness of the registration statement, any order suspending or preventing the use of any related prospectus or any order suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction);

(d)        Furnish to Holders that participate in such Registration, without charge to such Holders, such number of conformed copies of such registration statement and each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as the purchaser or any such Holder may reasonably request;

(e)        Use its best efforts to register or qualify all Registrable Securities covered by such registration statement under the United States state securities or blue sky laws of such jurisdictions as any Holder that participate in such Registration reasonably requests, keep such registration or qualification in effect for the time period set forth in Section 3.1(c) and take such other action as may be reasonably necessary or advisable to enable such Holders to sell the Registrable Securities covered by such Registration in such jurisdictions;

(f)         Use its commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other United States state governmental agencies or authorities as may be necessary to enable any Holder that participates in such Registration to sell the Registrable Securities covered by such Registration as intended by such registration statement;

(g)        Use its best efforts to obtain the withdrawal of any stop order suspending the effectiveness of such registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction;

(h)        Immediately notify Holders that participate in such Registration, at any time during which a prospectus relating to such registration statement is required to be delivered under the Securities Act, if the Company becomes aware of any event as result of which such prospectus, as then in effect, would include an untrue statement of material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of such Holders promptly prepare and furnish to such Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus would not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(i)         Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j)         Provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(k)        Use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which the same class of securities issued by the Company are then listed or to secure designation and quotation of all Registrable Securities covered by such Registration on the Nasdaq National Market System and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. as such with respect to such Registrable Securities and pay all fees and expenses in connection with the satisfaction of the obligations set forth in this Section 3.1(k).

SECTION 3.2.              Holder Obligations.

(a)        Each Holder that participates in a Registration shall furnish to the Company, upon its written request, such information as it may reasonably request in writing (i) regarding the proposed distribution by such Holder of the Registrable Securities held by such Holder and (ii) as required in connection with any registration (including an amendment to a registration statement or prospectus), qualification or compliance referred to in this Article III.

(b)        Upon receipt of any notice from the Company, or upon a Holder's otherwise becoming aware, of the happening of any event of the kind described in Section 3.1(h), such Holder shall discontinue its disposition of Registrable Securities pursuant to the registration statement relating to the offering and sale of such Registrable Securities until the receipt by such Holder of the supplemented or amended prospectus contemplated by Section 3.1(h).  If so directed by the Company, such Holder shall deliver to the Company all copies other than permanent file copies then in possession of such Holder of the prospectus relating to the offering and sale of such Registrable Securities current at the time of receipt of such notice.  In addition, each Holder shall immediately notify the Company, at any time during which a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which information previously furnished in writing by such Holder to the Company specifically for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.  In the event that the Company or any such Holder shall give any such notice, the period referred to in Section 3.1(c) shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to Section 3.1(c) to and including the date on which such Holder receives copies of the supplemented or amended prospectus contemplated by Section 3.1(c).

ARTICLE IV

UNDERWRITTEN OFFERINGS

SECTION 4.1.  Underwritten Offerings.

(a)        Underwritten Offering.  In connection with any underwritten offering pursuant to the Company Registration, the Company shall enter into an underwriting agreement (and any other customary agreements) with the underwriters for such offering, such agreement to be in form and substance reasonably satisfactory to such underwriters in their reasonable judgment and to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of that type, including without limitation indemnities to the effect and to the extent provided in Section 5.1.  Each Holder that participates in the Company Registration shall be a party to such underwriting agreement and may, at such Holder's option, require that any or all representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such Holder and that any or all conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder.  No such Holder participating in any such underwritten offering shall be required by the provisions hereof to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder and its intended method of distribution and any other representation required by law.

(b)        Selection of Underwriters.  In the Company Registration, the Company shall select the representative of the underwriters from underwriting firms of national reputation in the United States that are reasonably acceptable to Holders.

SECTION 4.2.  Holdback Agreements.  In connection with any underwritten public offering of Registrable Securities by the Company under the Securities Act, no Holder shall effect directly or indirectly (except as part of such underwritten Registration in accordance with the provisions hereof or pursuant to a transaction exempt from registration other than pursuant to Rule 144 or Rule 145 of the Securities Act) any sale, distribution, short sale, loan, grant of options for the purchase of or other disposition of any Registrable Securities for such period as the representative of the underwriters requests, which period shall in no event commence earlier than seven days prior to, or end more than 180 days after, the date on which the registration statement related to such offering is declared effective.  The Company shall be entitled to instruct its transfer agent to place stop transfer notations in its records to enforce this Section 4.2(a).

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

SECTION 5.1.  Indemnification.

(a)        Indemnification by the Company.  In connection with any Registration, to the extent permitted by law, the Company shalland hereby does indemnify and hold harmless each Holder that participates in such Registration, each such Holder's legal counsel and independent accountants, each other Person who participates as an underwriter in the offering or sale of securities (if so required by such underwriter as a condition to including the Registrable Securities of such Holders in such registration) and each other Person, if any, who controls any such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any losses, claims, damages or liabilities, joint or several, to which such Holder, underwriter or other Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the offering and sale of such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or any document incorporated therein by reference, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act or state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration. The Company shall reimburse the Indemnified Parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 5.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided, further,that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing by any Indemnified Party specifically for use therein.

(b)        Indemnification by Holders.  As a condition to including any Registrable Securities in any Registration, to the extent permitted by law, each Holder shall and doeshereby indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1(a)) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from any registration statement under which the offering and sale of such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if and only if and to the extent that such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company directly by such Person; provided, however, that the obligation of any such Holder under this Section 5.1(b) shall be limited to an amount equal to the gross proceeds received by such Holder upon the sale of Registrable Securities sold in such Registration, unless such liability arises out of or is based upon such Holder's willful misconduct.

(c)        Notices of Claims, etc.  Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this Section 5.1, if a claim in respect thereof is to be made against a party required to provide indemnification (an "Indemnifying Party"), the Indemnified Party shall give written notice to the latter of the commencement of such action; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligation under this Section 5.1, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.  In case any such action is brought against an Indemnified Party, unless in the reasonable judgment of such Indemnified Party a conflict of interest between such Indemnified Party and the Indemnifying Party may exist in respect of such claim, then each Indemnifying Party shall be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party if such judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)        Other Indemnification.  Indemnification similar to that specified in this Section 5.1 (with appropriate modifications) shall be given by the Company and each Holder that participates in a Registration to each other and to any underwriter, as applicable, with respect to any required registration or other qualification of securities under any United States federal or state law or regulation, other than the Securities Act, of any United States governmental authority.

(e)        Indemnification Payment.  The indemnification required by this Section 5.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and as expense, loss, damage or liability is incurred.

(f)         Survival of Obligations.  The obligations of the Company and Holders under this Section 5.1 and Section 5.2 shall survive the completion of any offering of Registrable Securities.

SECTION 5.2.  Contribution.  If the indemnification provided for in Section 5.1 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable to such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 5.1 an amount or additional amount, as the case may be, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and the Indemnified Party, on the other, in connection with the statements or omissions which resulted in such losses, claims, demands or liabilities as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or Indemnifying Parties, on the one hand, or the Indemnified Party, on the other, and the relative, intent, knowledge, access to information and opportunity of the parties to correct or prevent such untrue statement or omission.  The amount paid to an Indemnified Party pursuant to this Section 5.2 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim subject to this Article V.  No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation.

ARTICLE VI

COMPANY COVENANTS

SECTION 6.1.  Covenants Relating to Rule 144; Reports Under Exchange Act.  With a view to (a) making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of securities of the Company to the public without registration after such time as a public market exists for the Common Stock and (b) causing the Company to be and remain eligible to file use Form S-3 under the Securities Act, the Company shall:

(i)         Make and keep public information available in accordance with Rule 144 under the Securities Act at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)        Take such action, including the voluntary registration of the Common Stock under Section 12 of the Exchange Act, as necessary to enable the Company to utilize Form S-3 for the sale of Registrable Securities;

(iii)       Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iv)       Furnish to each Holder forthwith upon request, so long as such Holder owns any Registrable Securities, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission that may allow such Holder to sell any Registrable Securities without registration.

SECTION 6.2  Other Registration Rights.  The Company may from time to time grant additional registration rights to other holders of Common Stock, provided that (i) any such rights granted in connection with the transactions contemplated by (a) the MBC Agreement (as defined in the Subscription Agreement dated [_____], 2003 between the Company and COMCOR), (b) any third-party financing obtained by the Company as contemplated by paragraph 5 of Annex III to Stock Subscription Agreement between the Company and COMCOR, dated [_____], 2003 (as amended from time to time, the "Stock Subscription Agreement") and (c) the vesting of shares of restricted stock specified on Annex II of the Stock Subscription Agreement, may be pari passu with the rights granted under this Agreement with respect to registration and cutback, and (ii) no such registration rights shall be senior to the rights granted under this Agreement with respect to registration and cutback (but that such rights may at all times be pari passu).

ARTICLE VII

MISCELLANEOUS

SECTION 7.1  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 7.2  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

SECTION 7.3  Entire Agreement.   This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

SECTION 7.4  Notices.  All notices, demands and other communications shall be sufficiently given for all purposes hereunder if in writing and delivered and sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or other electronic transmission service to the appropriate address or number set forth below.

If to COMCOR: [INSERT ADDRESS]	Copy to: McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020 Attention: Kathryn Beller, Esq. Facsimile: (212) 547-5444

If to Company: Andersen Group, Inc. 405 Park Avenue Suite 1202 New York, NY 10022 Attention: Francis E. Baker Facsimile: (212) 888-5620	Copy to: Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022 Attention: Robert Langer, Esq. Facsimile: (212) 872-1002

Any party may change the address to which notices, requests, demands and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

SECTION 7.5  Governing Law and Language.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided that nothing in this Section 7.5 shall permit any party to bring any action, claim, demand, litigation or other legal proceeding arising out of or relating to this Agreement in any tribunal other than as set forth in Section 7.6, except to enforce an award issued by the arbitrators in accordance with Section 7.6.  This Agreement is written in English, and any Russian language text is provided only for the convenience of the parties.  In the case of inconsistency or issues of interpretation of the English and Russian texts, the English text shall control.

SECTION 7.6  Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement or the breach, termination or validity hereof shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association, which are deemed to be incorporated by reference into this Section 7.6.  In any such arbitration, three arbitrators shall be appointed in accordance with the such rules.  Where the rules of the American Arbitration Association do not provide for a particular situation, the arbitrators shall determine the course of action to be followed.  The English language shall be used throughout any arbitral proceeding.  To the maximum extent permitted by applicable law, the parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award.

SECTION 7.7.  Agreement Not to Asset Claims/Sovereign Immunity.  Each party hereby agrees, to the fullest extent permitted by applicable laws, that it will not assert a claim with regard to (i) any objection that it may have now or in the future to the venue of any action, suit, arbitral proceeding or proceeding in any court referred to in this Section 7.7, including forum non conveniens, (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum, (iii) any and all rights to demand a trial by jury in any such action, suit, or proceeding brought pursuant to this Section 7.7 or (iv) with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets or enforceability of judicial or arbitral awards.

SECTION 7.8  Equitable Remedies.  The parties agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that would be suffered by the parties in the event that this Agreement were not performed in accordance with its terms or conditions or were otherwise breached.  It is accordingly hereby agreed that the arties shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other party and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of any other rights and remedies to which the other Party is entitled to at law or in equity.

SECTION 7.9  No Third-Party Beneficiaries.   This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 7.10  Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 7.11  Expenses.  Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby except as expressly set forth herein.

SECTION 7.12  Construction; Adequate Counsel.
(a)        Construction. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)        Adequate Counsel. Each of the Company and COMCOR hereby represents and warrants that it and its legal counsel have adequate information regarding the terms of this Agreement, the scope and effect of the transactions contemplated hereby and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANDERSEN GROUP, INC.

By:       _________________________________

Name: _________________________________

Title:     _________________________________

MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA

By:       _________________________________

Name: _________________________________

Title:     _________________________________